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99.1 Press Release dated July 24, 2000

DALLAS - Flowserve Corporation (NYSE: FLS) today reported second quarter 2000 net income of 33 cents a share, a 50 percent increase compared with 22 cents a share for the second quarter of 1999.

Bookings from comparable operations, excluding acquisitions, increased 5 percent on a year-over-year basis. Overall, the company's bookings increased 23 percent to $309.4 million compared with the second quarter of 1999. Excluding a 2 percent negative impact from currency translation, second quarter 2000 bookings would have been $315.7 million. Second quarter 2000 bookings include orders received by Invatec, the valve service and repair company acquired by Flowserve in January.

Second quarter 2000 sales increased 9 percent to $299.2 million compared with $275.2 million in the prior year period. Sales from comparable operations, excluding acquisitions, were $256.4 million, a 7 percent decrease from the second quarter of 1999. A lower opening backlog and a 3 percent negative impact from currency translation contributed to the sales shortfall for comparable operations.

Consolidated operating income in the second quarter of 2000 was $26.4 million, up 56 percent compared with $16.9 million in the prior year period. When calculated on a comparable basis, second quarter 2000 consolidated operating income was up 35 percent from the second quarter of 1999. In 1999, expenses for Flowserver, the company's process improvement initiative, were treated as a special item. In the second quarter of 2000, such expenses fell 73 percent to $1.2 million compared with $4.4 million in the second quarter of 1999.

Net income was $12.6 million in the second quarter of 2000, an increase of 49 percent compared with $8.5 million in the prior year period. Excluding Flowserver expenses in both periods, second quarter 2000 net income would have been $13.4 million, or 35 cents a share, compared with $11.4 million, or 30 cents a share, in the second quarter of the prior year.

Second quarter 2000 results were affected by an after-tax expense of $0.5 million, or one cent a share, from the marking-to-market of company stock held in a deferred compensation trust. Interest expense was $7.1 million compared with $4.1 million in the second quarter of 1999 due to the debt associated with the Invatec acquisition and higher interest rates.

"I am pleased with our operating trends for the second quarter," said Flowserve Chairman, President and Chief Executive Officer C. Scott Greer. "Though sales from comparable operations were down year-over-year, total sales and profits were up. Our cost reduction and efficiency improvement programs continued to positively affect our operations. In addition, bookings continued to improve, reflecting strengthening fundamentals in a number of key process industries, including petroleum, chemicals and power. We remain decidedly optimistic about 2000 and the coming years."

For the first six months of 2000, net income was $24.5 million, or 65 cents a share, compared with $18.9 million, or 50 cents a share, in the first six months of 1999. Sales for the first six months of 2000 were $584.5 million, up 7 percent compared with $544.6 million in the first six months of the prior year. Excluding Invatec, net income in the 2000 period would have been $22.5 million, or 59 cents a share, on sales of $501.2 million.

Flowserve's Rotating Equipment Division (RED), which engineers and manufactures pumps, had second quarter 2000 operating income of $6.2 million, a 24 percent increase compared with $5.0 million for the year-ago period. Second quarter revenues were $82.3 million compared with $98.2 million in the second quarter of 1999. Despite this sales decline, gross margin improved more than 300 basis points over the year-ago period. Operating margin improved to 7.5 percent, an increase of nearly 250 basis points over the second quarter of 1999. These improvements were primarily due to ongoing cost reduction efforts and a higher mix of parts.

The Flow Control Division (FCD), which develops and manufactures control and manual valves, actuation systems and accessories, posted second quarter 2000 operating income of $8.4 million, an increase of 18 percent compared with $7.2 million in the second quarter of 1999. FCD's second quarter 2000 revenues were $67.4 million, compared with $76.1 million in the prior year period. Despite lower sales, gross margin improved more than 250 basis points in the second quarter of 2000 compared with the year-ago period. Operating margin improved to
12.6 percent, an increase of more than 300 basis points over the second quarter of 1999. These improvements were primarily due to ongoing cost reduction efforts.

"Our pump and flow control businesses performed well in the second quarter of 2000," Greer said. "I am particularly impressed with the substantial margin increases despite the year-over-year declines in sales."


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The Flow Solutions Division (FSD), which provides services and engineered mechanical seals for flow control equipment, recorded second quarter 2000 operating income of $18.7 million, an increase of 42 percent compared with $13.1 million for the year-ago period. Revenues in the second quarter of 2000 were $159.6 million compared with $109.2 million in the prior year period. These increases were primarily due to the acquisition of Invatec. Second quarter 2000 operating margin dipped slightly to 11.7 percent compared with 12.0 percent in the prior year period. Second quarter 2000 operating margin would have been 13.3 percent compared with the same period of last year absent the acquisition of Invatec.

"Thus far, we are extremely pleased with our acquisition of Invatec," Greer said. "It is starting to contribute to our results and should be modestly accretive this year.

"We are making considerable headway on our previously announced restructuring program," Greer continued. "While associated period costs are likely to increase in the near term, as previously stated, our company-wide expense reduction and streamlining initiatives are having a positive effect on our overall cost structure. In addition, the continuing increases in bookings, expected increases in capital spending in several of our end-user industries, and our pending acquisition of Ingersoll-Dresser Pump Co., which we expect to close in the current quarter, make us very optimistic for the future."

Flowserve Corporation is one of the world's leading providers of industrial flow management services. Operating in 28 countries, with 1999 sales of $1.1 billion and about 7,000 employees, the company produces engineered pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.

More information about Flowserve Corporation can be obtained by visiting the company's website at www.flowserve.com.

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SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve's future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: further changes in the already competitive environment for the company's products or competitors' responses to Flowserve's strategies; the company's ability to integrate IDP and Invatec into its management operations; political risks or trade embargoes affecting important country markets; the health of the petroleum, chemical and power industries; economic turmoil in areas outside the United States; continued economic growth within the United States; unanticipated difficulties or costs or reduction in benefits associated with the implementation of the company's "Flowserver" business process improvement initiative, including software; and the recognition of significant expenses associated with adjustments to realign the combined company's facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company's operations to incorporate IDP facilities, and the cost of financing to be assumed by acquiring IDP.